                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                    CYCLACEL PHARMACEUTICALS, INC.
             ---------------------------------------------
                           (Name of Issuer)

               COMMON STOCK, PAR VALUE $0.001 PER SHARE
             ---------------------------------------------
                    (Title of Class of Securities)

                              23254L 10 8
             ---------------------------------------------
                            (CUSIP Number)

                            MARCH 27, 2006
             ---------------------------------------------
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  23254L 10 8

1.   NAMES OF REPORTING PERSONS
     I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     INVESCO Private Capital, Inc.
     (13-3725888)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)

         (A)                                                         [_]

         (B)                                                         [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware, United States

     NUMBER OF SHARES      5.  SOLE VOTING POWER:          None
     BENEFICIALLY OWNED
     BY EACH REPORTING
     PERSON WITH:

                           6.  SHARED VOTING POWER:        931,313 Shares as follows:  (i) as the managing
                                                           member of the general partner of Chancellor V,
                                                           L.P., INVESCO Private Capital, Inc. beneficially
                                                           owns 555,384 Shares; (ii) as the managing member of
                                                           the general partner of Chancellor V-A, L.P.,
                                                           INVESCO Private Capital, Inc. beneficially owns
                                                           288,075 Shares; and (iii) and the managing member
                                                           of the general partner of Citiventure 2000, L.P.,
                                                           INVESCO Private Capital, beneficially owns 87,854
                                                           Shares.

                           7.  SOLE DISPOSITIVE POWER:     None

                           8.  SHARED DISPOSITIVE POWER:   931,313 Shares as follows:  (i) as the managing
                                                           member of the general partner of Chancellor V,
                                                           L.P., INVESCO Private Capital, Inc. beneficially
                                                           owns 555,384 Shares; (ii) as the managing member of
                                                           the general partner of Chancellor V-A, L.P.,
                                                           INVESCO Private Capital, Inc. beneficially owns
                                                           288,075 Shares; and (iii) and the managing member
                                                           of the general partner of Citiventure 2000, L.P.,
                                                           INVESCO Private Capital, beneficially owns 87,854
                                                           Shares.

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     931,313 Shares

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
                                                                     [_]

11.  PERCENTAGE OF CLASS REPORTED IN ROW (9)

     9.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP NO.  23254L 10 8

1.   NAMES OF REPORTING PERSONS
     I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     IPC Direct Associates V, L.L.C.
     (13-4108612)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)

         (A)                                                         [_]

         (B)                                                         [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware, United States

     NUMBER OF SHARES      5.  SOLE VOTING POWER:           None.
     BENEFICIALLY OWNED
     BY EACH REPORTING
     PERSON WITH:

                           6.  SHARED VOTING POWER:         931,313 Shares as follows:  (i) as the general
                                                            partner of Chancellor V, L.P., IPC Direct
                                                            Associates V, L.L.C. beneficially owns 555,384
                                                            Shares; (ii) as the general partner of Chancellor
                                                            V-A, L.P., IPC Direct Associates V, L.L.C.
                                                            beneficially owns 288,075 Shares; and (iii) and the
                                                            general partner of Citiventure 2000, L.P., IPC
                                                            Direct Associates V, L.L.C. beneficially owns
                                                            87,854 Shares.

                           7.  SOLE DISPOSITIVE POWER:      None.

                           8.  SHARED DISPOSITIVE POWER:    931,313 Shares as follows:  (i) as the general
                                                            partner of Chancellor V, L.P., IPC Direct
                                                            Associates V, L.L.C. beneficially owns 555,384
                                                            Shares; (ii) as the general partner of Chancellor
                                                            V-A, L.P., IPC Direct Associates V, L.L.C.
                                                            beneficially owns 288,075 Shares; and (iii) and the
                                                            general partner of Citiventure 2000, L.P., IPC
                                                            Direct Associates V, L.L.C. beneficially owns
                                                            87,854 Shares.

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     931,313 Shares

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENTAGE OF CLASS REPORTED IN ROW (9)

     9.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

ITEM 1.

         (A)      NAME OF ISSUER:

                  Cyclacel Pharmaceuticals, Inc.


         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  150 John F. Kennedy Parkway
                  Suite 100
                  Short Hills, NJ  07078

ITEM 2.

         (A)      NAME OF PERSONS FILING:

                  INVESCO Private Capital, Inc.
                  IPC Direct Associates V, L.L.C.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  1166 Avenue of the Americas
                  New York, NY  10036

         (C)      CITIZENSHIP:

                  State of Delaware, United States

         (D)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 (the "Shares")

         (E)      CUSIP NUMBER:

                  23254L 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (A) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (B)  [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (C) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (D) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (E)  [_] An investment adviser in accordance
                   withss.240.13d-1(b)(1)(ii)(E);

          (F) [_] An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

          (G) [_] A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

          (H) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (I) [_] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (J)  [_] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

         (A)      AMOUNT BENEFICIALLY OWNED:

         (B)      PERCENT OF CLASS:

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  See rows 5 through 11 of the cover sheets hereto, which are incorporated herein by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF A SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of may knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Dated:  April 6, 2006                INVESCO PRIVATE CAPITAL, INC.



                                     By:      /s/  Jeffrey Kupor
                                          -------------------------------------
                                     Name:  Jeffrey Kupor
                                     Title: Secretary and General Counsel



                                     IPC DIRECT ASSOCIATES V, L.L.C.



                                     By:      /s/ Johnston L. Evans
                                          -------------------------------------
                                     Name:  Johnston L. Evans
                                     Title: General Partner